Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 21, 2020, in the Registration Statement (Form S-1) and related Prospectus of QuantumScape Corporation for the registration of 305,114,065 shares of its Class A Common Stock and warrants to purchase 6,650,000 shares of its Class A Common Stock.

/s/ Ernst & Young LLP

Redwood City, California

December 17, 2020